Exhibit 5.01

January 11, 2021

Entergy Corporation 639 Loyola Avenue New Orleans, Louisiana 70113

Ladies and Gentlemen:

We have acted as counsel for Entergy Corporation (the “Company”) in connection with the registration statement on Form S-3, as amended (Registration Statement No. 333-233403) (the “Registration Statement”), relating to the offer and sale of up to $1,000,000,000 of shares of the Company’s common stock, $0.01 par value (the “Shares”) as described in the Company’s Prospectus dated August 22, 2019 (the “Prospectus”) and Prospectus Supplement dated January 11, 2021 (the “Prospectus Supplement”).

In our capacity as such counsel, we have examined: (1) the Registration Statement; (2) the Equity Distribution Sales Agreement, dated January 11, 2021 (the “Sales Agreement”), with BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC, as sales agents and as forward sellers (in such capacities as applicable, the “Agents” and the “Forward Sellers”), and Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, National Association, New York Branch, Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent) and Wells Fargo Bank, National Association, as forward purchasers (the “Forward Purchasers”); and (3) five separate “Master Forward Confirmations” meaning, collectively, (i) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Bank of America, N.A., (ii) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Citibank, N.A, (iii) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and JPMorgan Chase Bank, National Association (New York Branch), (iv) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), and (v) the Master Forward Confirmation, dated January 11, 2021, by and between the Company and Wells Fargo Bank, National Association. As to questions of fact material to the opinions expressed herein, we have relied upon representations and certifications of the officers of the Company and appropriate public officials without independent verification of such matters except as otherwise described herein. We have also examined or have caused to be examined such other documents and have satisfied ourselves as to such other matters as we have deemed necessary in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified,
Morgan, Lewis & Bockius llp
101 Park Avenue
New York, NY 10178-0060        T +1.212.309.6000
United States            F+1.212.309.6001

Entergy Corporation
January 11, 2021

facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the foregoing and the further exceptions and qualifications set forth below, we are of the opinion that (1) the Shares to be issued and sold by the Company pursuant to the Sales Agreement have been duly authorized and, when issued and delivered by the Company in accordance with the Sales Agreement against payment of the consideration contemplated thereby, the Shares will be validly issued, fully paid and non-assessable and (2) the Company has duly authorized the issuance and sale of the Shares to the Forward Purchasers pursuant to Forward Confirmations and, when the terms of any Master Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly established in accordance with the Sales Agreement, and when issued upon physical settlement or net share settlement, as applicable, in accordance with such Master Forward Confirmations and against payment of the consideration contemplated thereby, such Shares will be validly issued, fully paid and non-assessable.
This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Morgan, Lewis & Bockius LLP